Exhibit 3.2



                 AMENDED AND RESTATED CERTIFICATE OF FORMATION
                                      OF
                       FORD CREDIT AUTO RECEIVABLES LLC


     THIS Amended and Restated Certificate of Formation of Ford Credit Auto Receivables LLC (the "Company"), dated as of July 27, 2001, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. Section 18-208, to amend and restate the original Certificate of Formation of the Company, which was filed on August 18, 1997, with the Secretary of State of the State of Delaware (the "Certificate"), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.).

     The Certificate is hereby amended and restated in its entirety to read as follows:

     1. Name. The name of the limited liability company formed and continued hereby is Ford Credit Floorplan LLC.

     2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.




                               By:  /s/ Emily E. Smith-Sulfaro
                                    ----------------------------------------
                                    EMILY E. SMITH-SULFARO
                                    Authorized Person